ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                          New River Center, Suite 1900
                           200 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

                                                            December 2, 1998



Uniservice Corporation
1900 Glades Road, Suite 351
Boca Raton, Florida 33431

         Re: Registration Statement on Form S-8 - Uniservice Corporation -
             Class A Common Stock issued pursuant to Consulting Agreement

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Uniservice Corporation (the "Company") of an aggregate of 15,000 shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), issued by the Company to Lynn Turnquest pursuant to a Consulting Agreement (the "Agreement").

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreement, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.


         Based upon and in reliance of the foregoing, we are of the opinion that the shares of Class A Common Stock when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                       Very truly yours,

                                       /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.